Exhibit 99 to Form 4 filed on behalf of
Aninda Katragadda for Transaction Date 11/13/07

AMOUNT    PRICE

 33 	 $24.38
 100 	 $24.09
 100 	 $24.19
 100 	 $24.30
 200 	 $24.28
 269 	 $24.14
 296 	 $24.05
 300 	 $24.06
 300 	 $24.07
 300 	 $24.11
 600 	 $24.04
 598 	 $24.01
 600 	 $24.03
 700 	 $24.29
 1,500 	 $24.00
 1,904 	 $24.14